Exhibit 99.7

                           TO THE LIMITED PARTNERS OF

                            MARRIOTT RESIDENCE INN II

                               LIMITED PARTNERSHIP

Presented for your review is the 1999 Annual Report for the Marriott Residence Inn II Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and Inn operations is included in the Form 10-K, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included herein. The estimate of 2000 tax information is included in this letter. The Partnership's Supplementary Unaudited Information is contained in Item 13, Certain Relationships and Related Transactions, of the Partnership's 10-K. As in the past, we encourage you to review the information contained in this report.

Litigation Update

On March 9, 2000, Host Marriott Corporation ("Host Marriott"), Marriott International, Inc. ("MII") and certain other defendants (collectively the "Defendants") entered into a settlement agreement with counsel to the plaintiffs to resolve the litigation filed by limited partners in several partnerships sponsored by Host Marriott, including the Partnership. The settlement is subject to numerous conditions, including participation thresholds, court approval and various consents.

Under the terms of the settlement, the limited partners of the Partnership who elect to participate would be paid $228.38 per Unit, or a pro rata portion thereof, in exchange for the dismissal of the litigation and a complete release of all claims. This amount will be reduced by the amount of attorneys' fees and expenses awarded by the court to the plaintiffs' lawyers. We understand that the plaintiffs' lawyers intend to request from the court an award of attorneys' fees and reimbursement of costs and expenses of approximately $75.38 per Unit. In the event the Texas court approves the plaintiffs' lawyers request, each participating limited partner could expect to receive a net amount of approximately $153 per Unit, or a pro rata portion thereof for fractional Units. In addition to this cash payment, the Manager would waive $22,693,000 of deferred management fees.

Limited partners who opt out of the settlement would receive no payment but would retain their individual claims against the Defendants. The Defendants may terminate the settlement if the holders of more than 10% of the Partnership's 70,000 limited partner Units choose not to participate, if the holders of more than 10% of the limited partner units in any one of the other partnerships involved in the settlement choose not to participate or if certain other conditions are not satisfied. The Manager will continue to manage the Partnership's Inns under long-term agreements.

The details of the settlement will be contained in a court-approved notice and purchase offer/consent solicitation to be sent to the Partnership's limited partners. For additional information, see Item 3, Legal Proceedings, in the Partnership's Form 10-K included herein.

Transfer and Sale of Limited Partnership Units

During the period of the pending settlement, transfers due to sales of the Partnership Units have been suspended. Please contact the General Partner prior to signing any sale agreements or if you have any questions regarding the transfer or sale of Partnership Units.

Impact of Capital Expenditures on Cash Distributions

As an owner of 23 extended-stay properties in today's market, the Partnership must concentrate on the impact of increased competition on its goals to provide liquidity and maximize the value of your investment. To ensure the Inns remain competitive, there will be a continuing focus on the renovation and refurbishment of the properties during 2000 and beyond.

These  renovations  are  part  of the  routine  capital  expenditure  cycle  for maintaining  Inns  that  are 10 to 16  years  old.  In  light  of the  increased competition in the extended-stay market, the Manager has also proposed additional improvements that are intended to enhance the overall value and competitiveness of the Inns. These proposed improvements include design, structural and technological improvements to modernize and enhance the functionality and appeal of the Inns. Based upon information provided by the Manager, approximately $56 million may be required over the next five years for the routine renovations and all of the proposed additional improvements. The General Partner is reviewing the Manager's proposed renovations and improvements to identify those projects that have the greatest value to the Partnership. However, if all projects were implemented, the overall cost of these future capital expenditures would be expected to exceed the Partnership's available funds.

As we have previously communicated to you, there was no cash available for distribution from 1999 operations. In addition, based on the anticipated capital expenditure needs of the Inns over the next few years, it appears unlikely that cash distributions will be possible for 2000 and 2001.

Partnership Debt

During 1999, the Partnership paid approximately $1.6 million in principal on the mortgage debt, leaving a principal balance of $136 million at December 31, 1999.

Inn Operations

The combined operations of the Partnership Inns remained flat in 1999. Partnership revenues increased by $299,000 when compared to 1998. REVPAR, or revenue per available room, is a commonly used indicator of Inn performance which measures daily suite revenue generated on a per suite basis. On a combined basis, REVPAR for the year remained at approximately $75 due to the stable combined average suite rate of $91 and combined average occupancy of 83%. The chart below summarizes REVPAR for years 1997 through 1999 and the percentage increase from the prior year.

          1999                       1998                       1997
  ----------------------     ----------------------      ------------------
  REVPAR      % Decrease     REVPAR      % Increase      REVPAR  % Increase
  ------      ----------     ------      ----------      ------  ----------
  $75.38        (.24%)       $75.56           1%         $74.47       4%

During 1999 extended-stay hotel competitors continued to increase their presence in the market. In response, the Manager continued to heighten its efforts to become the pre-eminent leader in this hospitality category, focusing on customers that prefer a quality residential experience. The Manager is continuing to monitor the introduction and growth of new extended-stay brands including Homewood Suites by Hilton, Hawthorne Suites, Summerfield Suites, Extended Stay America and AmeriSuites. In addition, a renewed focus will be placed on strengthening each Inn's sales efforts in order to solidify the existing relationships shared with current clients and to establish new ones.

Estimated 2000 Tax Information

Based on current projections, estimated taxable income of $70 will be allocated to each limited partner unit for the year ending December 31, 2000. This estimate will be updated in the third quarter 2000 report.

Conclusion

You are encouraged to review this Report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Investor Relations at the address or telephone number listed below.

                                   Sincerely,

                                   RIBM TWO LLC
                                   General Partner



                                   /s/ Robert E. Parsons, Jr.
                                   Robert E. Parsons, Jr.
                                   President
                                   April 17, 2000
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Host Marriott Corporation                                      For transfer or re-registration information:
Investor Relations                                             GEMISYS, INC.
10400 Fernwood Road, Department 903                            Transfer Department
Bethesda, MD  20817-1109                                       7103 South Revere Parkway
Telephone 301/380-2070                                         Englewood, CO  80112
Facsimile: 301/380-5370                                        Telephone: 800/797-6812
Monday through Friday, 9am to 4pm, Eastern time
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